Exhibit 10.2
SEPARATION AGREEMENT, GENERAL RELEASE, AND WAIVER
THIS SEPARATION AGREEMENT, GENERAL RELEASE, AND WAIVER (this “Agreement”) is entered into by and between Warrior Met Coal, Inc., a Delaware corporation (“Warrior Met Coal”), on behalf of and including itself and its subsidiaries, affiliates, successors, assigns, directors, officers, and employees (collectively referred to herein as “Warrior Met Coal”), and Michael Madden (the “Employee”), as of June 30, 2018.
WHEREAS, Warrior Met Coal has decided to terminate Employee’s employment, and Employee and Warrior Met Coal desire to settle fully and finally all outstanding matters between them, including, but in no way limited to, any outstanding matters that exist or may arise out of Employee’s employment with Warrior Met Coal and the termination of that employment;
WHEREAS, this Agreement sets out the terms of Employee’s separation from Warrior Met Coal;
WHEREAS, Employee’s receipt of the benefits provided for under the Employment Agreement between Warrior Met Coal, LLC, the predecessor entity of Warrior Met Coal, and the Employee, dated as of March 31, 2016 (the “Employment Agreement”), is conditioned upon Employee’s acceptance of this Agreement, including the provisions herein in which Employee agrees to waive and release any legal claims against Warrior Met Coal; and
NOW, THEREFORE, in consideration of the mutual promises set forth herein, which the parties hereto acknowledge to be good and valuable consideration for their obligations hereunder, the parties hereby agree as follows:
Agreement

1.
Employee’s employment with Warrior Met Coal will terminate effective June 30, 2018 (the “Separation Date”). The parties agree that a “separation from service” as determined under Section 409A of the Internal Revenue Code of 1986, as amended, will occur as of the Separation Date.

2.
After the Separation Date, Employee will not represent himself as being an employee or officer of Warrior Met Coal for any purpose, and will only represent himself as being an agent or representative of Warrior Met Coal for the limited purposes set forth in the Consulting Agreement between the Company and the Employee, dated as of July 1, 2018 (the “Consulting Agreement”). Except as otherwise provided in this Agreement and the Consulting Agreement, the Separation Date will be the employment termination date for Employee for all purposes, meaning Employee will no longer be entitled to any further compensation, monies or other benefits in connection with his employment by Warrior Met Coal that ends on the Separation Date, including coverage under any benefits plans or programs sponsored by Warrior Met Coal, except as required by law, including COBRA.

3.
In consideration for Employee’s execution of, non-revocation of, and compliance with this Agreement, including the waiver and release of claims set forth below, Warrior Met Coal agrees to provide Employee the severance benefits described in Section 4(a) of the Employment Agreement, after the revocation period described in paragraph 10 expires.

4.
Employee will remain entitled to any benefits to which he would otherwise be entitled under the terms and conditions of the Warrior Met Coal, Inc. Salaried 401(k) Plan and nothing in this Agreement is intended to waive or relinquish any vested rights Employee may have in such benefits. It is further understood and agreed that, after the Separation Date, Employee may not make or receive on his behalf further contributions or benefit accruals under or otherwise actively participate in the Warrior Met Coal, Inc. Salaried 401(k) Plan.

5.
Employee understands, acknowledges and agrees that the benefits provided for herein exceed what he would otherwise be entitled to receive upon separation from employment, and that the benefits provided for herein are in exchange for Employee’s execution of this Agreement, as agreed to by Employee in Section 4(e) of the Employment Agreement. Employee further acknowledges that he has no entitlement to any additional payment or consideration not specifically referenced herein or in the Consulting Agreement.

6.
The total amount of all forms of payment made by Warrior Met Coal to Employee shall be subject to the normal deductions required by law, including, but not limited to applicable withholding taxes, monies owed to Warrior Met Coal, or any other amounts to be withheld for any other lawful reason.

7.	All post-employment periods, for example, the separation payment period, non-compete period, etc., begin on the Separation Date, not on the date this Agreement is signed.

8.
In exchange for the consideration provided in this Agreement, Employee and his heirs, executors, administrators and assigns (collectively the “Releasors”) forever waive, release and discharge Warrior Met Coal from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Employee has ever had against Warrior Met Coal by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of his execution of this Agreement, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Alabama Age Discrimination in Employment Act, ALL FEDERAL, STATE, AND LOCAL STATUTES THAT MAY BE LEGALLY WAIVED AND UNDER WHICH EMPLOYEE COULD BRING ANY CLAIMS, INCLUDING ANY FEDERAL, STATE, OR LOCAL ANTI-DISCRIMINATION STATUTE, WAGE AND HOUR STATUTE, LEAVE STATUTE, EQUAL PAY STATUTE AND WHISTLEBLOWER STATUTE, and/or any other Federal, state, or local law (statutory, regulatory, or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury, or sickness or any other harm. However, this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which, by law, cannot be waived.

9.	Employee acknowledges that he has no knowledge of any corporate compliance issues that have not been brought to the attention of the Chief Executive Officer.

10.
The following subparagraphs (a) through (d) apply solely to Employee’s waiver of rights and claims under the Federal and State Age Discrimination In Employment Acts, hereinafter collectively referred to as the “ADEA”:

a.	Employee is not waiving any rights or claims that may arise under the ADEA after he executes this release;

b.	Employee is advised to consult with an attorney before executing this release;

c.	Employee has twenty-one (21) days to consider this waiver of rights and claims under the ADEA; and

d.
Employee may revoke his waiver of rights and claims under the ADEA during a period of seven (7) days following his execution of this release. If Employee decides to revoke this Agreement, he must do so before the revocation period expires by written notice to Dolores Moore, Director of Human Resources, 16243 Highway 216, Brookwood, AL 35444.

11.
Employee shall refer any and all reference checks regarding his employment with Warrior Met Coal to Warrior Met Coal’s Director of Human Resources. Any such references by Warrior Met Coal will be limited to confirmation of the dates of Employee’s employment and the position held by Employee.

12.
Employee shall not, directly or indirectly, disclose the terms of this Agreement to anyone, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law. Furthermore, Employee shall not help, advise, assist, testify, or provide any documents to any individual, entity, or organization, including but not limited to any current or former employees of Warrior Met Coal, or applicants for employment, in any manner whatsoever with respect to any action or investigation involving Warrior Met Coal, unless lawfully subpoenaed or unless otherwise required by law.

13.
Employee shall not make any disparaging or inappropriate remarks concerning Warrior Met Coal or any current/former employees of Warrior Met Coal under any circumstances, whether work-related or not. Any such remarks would be considered a violation of this Agreement.

14.	The Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns. This Agreement is not assignable by Employee.

15.	This Agreement shall not in any manner be construed as an admission by Warrior Met Coal of any liability whatsoever, or as an admission by Warrior Met Coal of any acts of wrongdoing.

16.	Employee shall return to Warrior Met Coal all of Warrior Met Coal’s property in his possession, including, without limitation, the following items:

a.	Name Badge or I.D.;

b.	Cell phone;

c.	VISA, phone or other credit cards;

d.	Any and all computer logons and passwords;

e.	Laptop or other computers and accessories;

f.	Computer files, spreadsheets, and other documents, etc.;

g.	Keys to any buildings;

h.	Financial and accounting information;

i.	Software or system manuals;

j.	Price lists; and

k.	All tangible or intangible property belonging to or relating to Employee’s employment with Warrior Met Coal.
Employee represents and warrants that he will not retain any copies, electronic or otherwise, of any Warrior Met Coal property. Further, Employee acknowledges that effective immediately, he does not have any authority to enter into any agreement on behalf of Warrior Met Coal or otherwise take any action that would create any obligation for Warrior Met Coal.

17.
Employee further acknowledges that all files, spreadsheets, or documents on the computer assigned to Employee by Warrior Met Coal (if applicable) are the sole property of Warrior Met Coal and that Employee has not and will not remove, erase or otherwise destroy any of these files, spreadsheets or documents.

18.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

19.	Any modification of this Agreement must be in writing and signed by Employee and an officer of Warrior Met Coal to be considered binding.

20.
Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules for resolution of employment disputes, regulations and requirements thereof as well as any requirements imposed by state law. Warrior Met Coal and Employee agree to split evenly the costs of such arbitration. Any arbitral award determination shall be final and binding upon the parties hereto.

21.
This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

22.	Employee represents that he has carefully read and fully understands all of the provisions of this Agreement and that he is freely, knowingly, and voluntarily entering into this Agreement.

/s/ Michael T. Madden                    6/30/18
Michael T. Madden                    Date Signed

/s/ Kelli K. Gant                        6/30/18
Kelli K. Gant                        Date Signed
Chief Administrative Officer

Allyson R. Williams                    /s/ Allyson R. Williams
Witness (Printed Name)                    Witness Signature

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